Exhibit 99.1

Capital Lease Funding Announces First Quarter 2004 Results

    NEW YORK--(BUSINESS WIRE)--May 13, 2004--Capital Lease Funding, Inc. (NYSE: LSE), a net lease REIT, today announced its results for the first quarter ended March 31, 2004.

    Financial Highlights for the First Quarter 2004:

    -- Company raised net proceeds of approximately $222 million in an initial public offering

    --  Balance sheet strengthened

    --  Pipeline increased substantially

    Capital Lease Funding completed its initial public offering on March 24, 2004. The discussion below represents results for the three-months ended March 31, 2004 and March 31, 2003.
    Net loss to common shareholders for the first quarter 2004 was $4.2 million, or $0.71 per basic and diluted share (based on approximately 5.9 million weighted average shares outstanding), compared to net income of $93,000, or $0.02 per weighted average basic and diluted proforma share in the first quarter 2003. 2003 results reflect the Company's predecessor, Caplease, LP (formerly known as Capital Lease Funding, LLC), which the Company acquired upon completion of its initial public offering. The net loss for the first quarter 2004 resulted primarily from the Company's decision to substantially curtail its historical gain on sale business pending the completion of its initial public offering, and from non-cash stock-based compensation expense of $2.8 million. Tangible book value of equity on a fully diluted per share basis is $9.29 as of March 31, 2004.
    The Company reported funds from operations ("FFO") of $(4.2) million, or $(0.71) per basic and diluted share, on total revenues of $2.0 million. The Company had weighted average diluted common shares of approximately 5.9 million in the first quarter 2004 compared to 4.1 million on a proforma basis in the first quarter 2003. The incremental shares outstanding are mainly the result of the Company's issuance of 23,000,000 shares in an initial public offering.
    The Company calculates FFO (consistent with the NAREIT definition) as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities. For the first quarter of 2004, there was no difference between FFO and GAAP earnings.
    Mr. Paul McDowell, Chief Executive Officer, stated, "We are pleased with the response to our initial public offering, which enabled us to significantly strengthen our balance sheet. We can now realize our strategy of investing at all levels of the net lease capital structure including debt, equity and mezzanine opportunities."
    Mr. McDowell continued, "Our transactions in application which include deposits and are in various stages of closing are currently in excess of $125 million. We anticipate that nearly all of these transactions will close by the end of this year's third quarter. This is in addition to the approximately $30 million in transactions we have closed since the IPO. Furthermore, we remain confident in our business model and our ability to provide a consistent return to our shareholders as we invest and leverage the proceeds from our IPO. To that point, we estimate that substantially all of our IPO proceeds will be invested and leveraged by the end of the first quarter 2005."

    Capital Structure:

    On March 24, 2004, Capital Lease Funding completed its initial public offering of 20 million shares of common stock. Together with the underwriters' full exercise of their over-allotment option to purchase 3 million additional shares, the Company raised net proceeds of $222 million. Proceeds were used to repay $79.5 million of debt while the remaining proceeds will be used to fund new investments. On March 31, 2004, the Company had $118.9 million in cash and cash equivalents and no debt obligations.

    2004 Second Quarter Guidance:

    Based upon first quarter results and the current outlook, management is providing earnings and FFO guidance for second quarter 2004 of $0.01 - $0.02 per diluted share, including a $0.01 charge for non-cash items. The Company's guidance for the second quarter 2004 is based on management's expectation that it can attain its goal of investing and leveraging the proceeds from its initial public offering in 12 months, but that the majority of investments will likely be completed in the last two quarters of 2004 and the first quarter of 2005. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to the Company's projections.

    Conference Call:

    Capital Lease Funding will hold a conference call and webcast to discuss the Company's first quarter 2004 after the market close on Thursday, May 13th, 2004, at 5:00 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing (877) 715-5317 or for international participants (973) 582-2751. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.
    A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call. A recording of the call also will be available one hour after the call by dialing (877) 519-4471, or (973) 341-3080 for international participants. The pass code is 4713809.
    Funds from operations (FFO) is a non-GAAP financial measure. The Company believes FFO is a useful additional measure of the Company's performance because it facilitates an understanding of the operating performance of the Company after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. In addition, the Company believes that FFO provides useful information to the investment community about the Company's financial performance as compared to other REITs since FFO is generally recognized as an industry standard for measuring the operating performance of an equity REIT.

    Forward-Looking and Cautionary Statements:

    This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

    --  our ability to identify and secure net lease investments;

    -- our ability to invest the proceeds of our initial public offering in net lease assets in a timely manner or on acceptable terms;

    -- our ability to successfully implement our change in business strategy, including our ability to obtain long-term financing for our net lease assets;

    -- changes in our industry, the industries of our tenants, interest rates or the general economy;

    --  the success of our hedging strategy;

    --  the availability, terms and deployment of capital;

    -- the completion of pending net lease loans and/or other net lease investments;

    --  demand for our products;

    -- impairments in the value of the collateral underlying our investments;

    --  the degree and nature of our competition; and

    -- legislative or regulatory changes, including changes to laws governing the taxation of REITs.

    Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company's periodic filings with the SEC and the Company's final prospectus for its initial public offering, including the section entitled "Risk Factors." Copies of these documents are available on our web site at www.caplease.com and on the SEC's website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

    About the Company:

    Capital Lease Funding, Inc. (NYSE: LSE) is a net lease REIT focused on financing and investing in commercial real estate that is net leased primarily to single tenants with investment grade or near investment grade credit ratings. Typical tenants include large corporations, and governmental and not for profit entities. Since 1996, the Company has originated, structured and closed approximately $2.5 billion in net lease transactions, involving more than 500 properties with more than 75 credit tenants.



Capital Lease Funding, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(in thousands, except per share data)             For the three months
                                                     ended March 31,
                                                   2004         2003
----------------------------------------------------------------------
Revenues:
  Interest income from mortgage loans
   and securities                              $   1,923    $   1,936
  Gain on sales of mortgage loans and
   securities                                          -        1,609
  Other revenue                                       43            8
----------------------------------------------------------------------
Total revenues                                     1,966        3,553
----------------------------------------------------------------------
Expenses:
  Interest expense                                   426          427
  Interest expense to affiliates                     231          162
  Loss on derivatives and short sales of
   securities                                        724        1,013
  General and administrative expenses              1,908        1,805
  General and administrative expenses-stock
   based compensation                              2,833            -
  Loan processing expenses                            36           53
----------------------------------------------------------------------
Total expenses                                     6,158        3,460
----------------------------------------------------------------------
Net (loss) income                               $ (4,192)   $      93
----------------------------------------------------------------------
Earnings per share (pro forma for 2003)
  Net (loss) income per share, basic & diluted  $  (0.71)   $    0.02
  Weighted average number of common shares
   outstanding, basic & diluted                    5,887        4,108


Capital Lease Funding, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2004 (unaudited) and December 31, 2003

(in thousands)
                                                  As of         As of
                                                March 31,     Dec. 31,
                                                   2004         2003
----------------------------------------------------------------------
Assets                                         Unaudited

Cash and cash equivalents                      $ 118,889    $   6,522
Mortgage loans held for sale                           -       71,757
Mortgage loans held for investment                85,352            -
Securities available for sale                     49,268       40,054
Structuring fees receivable                        4,960        5,223
Hedge account margin deposit                           -          500
Prepaid expenses and other assets                      -        1,040
Amounts due from affiliates and members               32           44
Receivables and other assets                       1,230          422
Furniture, fixtures and equipment (net of
 depreciation)                                       203          211
----------------------------------------------------------------------
Total Assets                                   $ 259,934    $ 125,773
----------------------------------------------------------------------
Liabilities and Stockholders' Equity/Members'
 Capital
Accounts payable and accrued expenses          $   1,678    $   2,635
Borrower deposits and escrows                        784          175
Due to servicer and dealers                        1,761          347
Repurchase agreement obligations                       -       28,765
Repurchase agreement obligation due to
 affiliates and members                                -       59,322
Derivative liabilities                               421          484
----------------------------------------------------------------------
Total Liabilities                                  4,644       91,728

Commitments and contingencies                          -            -
Stockholders' equity/members' capital:
  Preferred stock, $.01 par value, 100,000,000
   shares authorized, no shares issued and
   outstanding                                         -            -
  Common stock, $0.01 par value, 500,000,000
   shares authorized, 27,491,700 shares
   issued and outstanding at March 31, 2004          275            -
  Additional paid in capital                     258,950            -
  Accumulated other comprehensive income           2,900            -
  Deferred compensation expense                   (2,643)           -
  Retained earnings                               (4,192)           -
  Members' capital                                     -       34,045
----------------------------------------------------------------------
Total Stockholders' Equity/Members' Capital      255,290       34,045
----------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity/Members' Capital                       $ 259,934    $ 125,773
----------------------------------------------------------------------

    CONTACT: Investor Relations/Media Contact:
             ICR, Inc.
             Brad Cohen, 212-217-6393
             bcohen@icrinc.com